Amendment to Subadvisory Agreement

for AST T. ROWE PRICE LARGE CAP GROWTH PORTFOLIO

AST Investment Services, Inc. and Prudential Investments LLC and T. Rowe Price Associates, Inc. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of November 29, 2005, by and among AST Investment Services, Inc., Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST T. Rowe Price Large Cap Growth Portfolio as follows;

1.	Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., Prudential Investments LLC, and T. Rowe Price Associates, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/Bradley Tobin

Name: Bradley Tobin

Title: VP, ASTISI

PRUDENTIAL INVESTMENTS LLC

By: /s/Bradley Tobin

Name: Bradley Tobin

Title: VP, PI

T. Rowe Price Associates, Inc.

By: /s/Savonne Ferguson

Name: Savonne L. Ferguson

Title: Vice President

Effective Date as Revised: February 1, 2016

SCHEDULE A

Advanced Series Trust

AST T. Rowe Price Large Cap Growth Portfolio

As compensation for services provided by T. Rowe Price Associates, Inc., AST Investment Services, Inc. and Prudential Investments LLC (PI), as applicable, will pay T. Rowe Price Associates, Inc. an advisory fee on the net assets managed by T. Rowe Price Associates, Inc. that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST T. Rowe Price Large-Cap Growth Portfolio

Portfolio average daily net assets up to $1 billion:
0.40% of average daily net assets to $250 million;

0.375% of average daily net assets over $250 million to $500 million

0.35% of average daily net assets from $500 million to $1 billion;

When Portfolio average daily net assets exceed $1 billion:
0.35% of average daily net assets to $1 billion

0.325% of average daily net assets over $1 billion

Effective Date as Revised: February 1, 2016